EXHIBIT 10.b.1.(xxx)
ALEXANDER & BALDWIN, INC.
ONE-YEAR PERFORMANCE IMPROVEMENT INCENTIVE PLAN

AMENDMENT NO. 2

The Alexander & Baldwin, Inc. One-Year Performance Improvement Incentive Plan, effective June 29, 2012, as amended by the Amendment No. 1, effective January 1, 2014 (the “Plan”), is hereby amended effective January 1, 2018.

1.    Section V.B. of the Plan is hereby amended in its entirety to read as follows:

“B.    Bonus Pool. For each Plan Year, the Committee shall establish a bonus pool for all participants (except for the Chief Executive Officer), which will be funded based on the actual level of attainment of Company goals for that year. The Committee shall determine the formula to be used to fund the bonus pool. Subject to Committee discretion, a minimum level of achievement must be obtained for each Company goal to fund the pool. The Committee may, in its sole discretion, increase or decrease (including to zero) the funding of the pool for any Plan Year regardless of performance. In addition, the Committee may, in its sole discretion, increase the funding of the pool for any Plan Year by up to an amount equal to the excess of (i) the bonus pool funded under the Company’s Annual Incentive Plan (“AIP”) for such year over (ii) the aggregate amount of bonuses paid out to all participants in the AIP for such year. However, the maximum bonus pool for a Plan Year shall not exceed 200% of the aggregate target bonuses for all participants (other than the Chief Executive Officer) for such Plan Year. The aggregate bonuses paid for a Plan Year to all participants shall not exceed the bonus pool for that year, and shall not exceed Five Million Dollars ($5,000,000). For purposes of this Section V.B., the bonus pool shall not cover the Chief Executive Officer. The bonus for the Chief Executive Officer will be determined by the Committee at its discretion based on the level of attainment of Company goals and individual performance.”

2.    Except as modified by this Amendment, all the terms and provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, Alexander & Baldwin, Inc. has caused this Amendment to be executed on its behalf by its duly authorized officers on this 30th day of October, 2018.

ALEXANDER & BALDWIN, INC.

By: /s/ Alexina Chai
Its: Senior Vice President

By: /s/ Alyson J. Nakamura
Its: Secretary